Exhibit 99.1

NIC Declares Special Cash Dividend of $0.25 Per Share

OLATHE, Kan.--(BUSINESS WIRE)--December 6, 2010--NIC Inc. (NASDAQ: EGOV), the leading provider of official state eGovernment services, today announces that its Board of Directors declared a special cash dividend of $0.25 per share on December 3, 2010, payable on December 30, 2010, to stockholders of record on December 17, 2010. The dividend payout will total approximately $16.2 million based on the current number of shares outstanding.

“As several other public companies have done this quarter, our board has elected to declare a special cash dividend,” said Harry Herington, chairman and chief executive officer of NIC. “Our continued business success provides us the financial flexibility to return capital to stockholders.” Since 2007, NIC has paid more than $117 million to stockholders in the form of special cash dividends.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 98 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include the potential for growth in revenues and income, and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to successfully increase the adoption and use of eGovernment services; the success of the company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the SEC investigation; pending litigation involving the Company; and general economic conditions (including the current economic slowdown) and the other important cautionary statements and risk factors described in NIC's 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010, and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2010. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
askinner@nicusa.com